EXHIBIT 4.11

THIRD AMENDMENT TO

SOW GOOD INC.

(f/k/a BLACK RIDGE OIL & GAS, INC.)

2020 STOCK INCENTIVE PLAN

This document is the Third Amendment to the Sow Good Inc. 2020 Stock Incentive Plan, as amended (the “Plan”).

W I T N E S S E T H

WHEREAS, Sow Good Inc., formerly known as Black Ridge Oil & Gas, Inc. (the “Company”) has established the Plan; and

WHEREAS, Section 10.10 of the Plan permits amendment of the Plan by the Board of Directors of the Company (the “Board”), conditioned on additional approvals by the Company’s shareholders for certain amendments;

WHEREAS, the Board previously approved an amendment to the Plan (subject to further approval by shareholders within one year), increasing the number of shares reserved thereunder to 514,150 (the “First Amendment”);

WHEREAS, the Board previously approved an amendment to the Plan (subject to further approval by shareholders within one year), increasing the number of shares reserved thereunder to 614,150 (the “Second Amendment”); and

WHEREAS, the Board has determined it to be in the best interests of the Company to further amend the Plan as set forth in this document (the “Third Amendment”).

NOW, THEREFORE, in consideration of the premises, the Plan is amended as follows:

Section 5.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“5.1 Number of Shares. Subject to adjustment as provided in Section 10.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 814,150 shares of Common Stock. Shares of Common Stock that are issued under the Plan or are subject to outstanding Incentives will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Shares of Common Stock subject to a participant’s exercise of either an option or a SAR, but not both (a “tandem SAR”), shall be counted only once.”

[Certification on following page.]

CERTIFICATION

The undersigned Executive Chairman of the Board of Sow Good Inc., a Nevada corporation, does hereby certify that the foregoing Third Amendment to the Sow Good Inc. 2020 Stock Incentive Plan was adopted for the Company by its Board of Directors, subject to approval by the stockholders, effective on March 19, 2021.

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Ira Goldfarb, Executive Chairman of the Board